Exhibit 10.1

PRESS RELEASE

Magic Reports Its Fifth Consecutive Year of Record-Breaking Revenue and Operating Results

Annual revenues for 2014 increased 13% year over year to a record-breaking result of $164.3 million; Non-GAAP operating income for the year increased 14% to a record-breaking result of $25.9 million

Or Yehuda, Israel, January 30, 2015 – Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the fourth quarter and full year ended December 31, 2014.

Financial Highlights for the Fourth Quarter, 2014

•	Revenues for the fourth quarter increased 3% year over year to $42.5 million from $41.2 million in the corresponding quarter in 2013. Revenues for the quarter were negatively impacted by an approximately $1.5 million devaluation of foreign currencies versus the US Dollar (mainly the Euro and Japanese Yen) and the appreciation of the New Israeli Shekel versus the US Dollar.

•	In August 2009, a software company and one of its owners filed an arbitration proceeding against us and one of our subsidiaries, claiming an alleged breach of a non-disclosure agreement between the parties. The arbitrator determined that both we and our subsidiary breached the non-disclosure agreement. January 2015 the arbitrator rendered his ruling and determined the damages that we (and one of our subsidiaries) should pay the plaintiffs. Therefore, our financial results of operations for the fourth quarter include a net impact of $1.6 million resulting from the arbitration. We are considering our options following this ruling.

•	Non-GAAP operating income increased 3% to $7.0 million, compared to $6.8 million in the same period last year. Operating income for the fourth quarter excluding the impact of the aforementioned arbitration award increased 3% to $5.6 million, compared to $5.4 million in the same period last year.

•	Non-GAAP net income decreased 6% to $5.6 million, compared to $6.0 million in the same period last year. Net income for the fourth quarter, excluding the aforementioned impact of the arbitration decreased 16% to $4.0 million, compared to $4.7 million in the same period last year. Net income for the quarter was also negatively impacted by approximately $0.7 million due to the devaluation of cash balances denominated mainly in Euros, Japanese Yen and New Israeli Shekels following the devaluation of foreign currencies against the US Dollar.

Financial Highlights for the Full Year Ended December 31, 2014

•	Revenues for the year ended December 31, 2014 reached $164.3 million, an increase of 13%, compared to $145.0 million in 2013.

•	Non-GAAP operating income for 2014 increased 14% to $25.9 million, compared to $22.7 million in 2013. Operating income for the year ended December 31, 2014, excluding the aforementioned impact of the arbitration increased 16% to $22.3 million compared to $19.1 million in the prior year.

•	Non-GAAP net income for 2014 increased 4% to $20.3 million, compared to $19.5 million in 2013. Net income for the year ended December 31, 2014, excluding the aforementioned impact of the arbitration award increased 5% to $16.6 million, compared to $15.9 million in the prior year. Net income for 2014 was also negatively impacted by $1.6 million in financial expenses recorded as a result of unfavorable foreign currency exchange rates.

•	Total cash, cash equivalents and short-term investments as of December 31, 2014, amounted to $84.4 million.

•	Operating cash flow for the year ended December 31, 2014 totaled $12.4 million.

Results

•	For the fourth quarter ended December 31, 2014, total revenues were $42.5 million, with net income of $4.0 million, or $0.09 per fully diluted share excluding the aforementioned impact of the arbitration award. This compares with revenues of $41.2 million and net income of $4.7 million, or $0.13 per fully diluted share for the same period in 2013. Net income for the quarter was also negatively impacted by approximately $0.7 million due to the devaluation of cash balances denominated mainly in Euros, Japanese Yen and New Israeli Shekels following devaluation of foreign currencies against the US Dollar

•	For the fourth quarter of 2014, operating income was $5.6 million, excluding the aforementioned impact of the arbitration. This compares to operating income of $5.4 million for the same period in 2013.

•	For the year ended December 31, 2014, total revenues were $164.3 million, with net income of $16.6 million, or $0.38 per fully diluted share, excluding the aforementioned impact of the arbitration. This compares with revenues of $145.0 million and net income of $15.9 million, or $0.43 per fully diluted share, for the same period in 2013.

•	Operating income for the year ended December 31, 2014 was $22.3 million, excluding the aforementioned impact of the arbitration. This compares to operating income of $19.1 million for the same period in 2013.

Comments of Management

Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said, “I’m pleased with our strong growth performance during 2014 with annual revenues coming in at the top end of our revenue guidance. We experienced growth across all our revenue streams, including software and licenses, maintenance and professional services, enabling us to attain and keep operational margins in the range of 16%.”

“While I’m certainly pleased with these operating results, they could have been better had we not been hit by foreign currency devaluations. However, I’m even more excited by what’s ahead. I believe we are well-positioned to capitalize on opportunities to accelerate our growth both organically and through new business acquisitions that will enable us to help enterprises continue to leverage their business-critical legacy systems as they transition to enterprise mobility and cloud-based operations,” added Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets;

•	In-process research and development capitalization and amortization;

•	Equity-based compensation expense;

•	Change in valuation of contingent consideration;

•	Litigation costs; and

•	The related tax effects of the above items.

Summary of Non-GAAP financial Information

	Three months ended		Year ended
	December 31,		December, 31
	2014	2013	2014	2013
	Unaudited		Unaudited
Non-GAAP
Revenues	$42,518	$41,192	$164,304	$144,958
Gross profit	18,190	17,903	68,898	63,238
Operating income	7,024	6,814	25,881	22,691
Net income attributable to Magic Software shareholders	5,621	5,971	20,337	19,507
Basic earnings per share	0.13	0.16	0.47	0.53
Diluted earnings per share	0.13	0.16	0.47	0.52

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ and TASE: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Press Contact:

Stephanie Myara, PR Manager

Magic Software Enterprises

smyara@magicsoftware.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Magic is a registered trademark of Magic Software Enterprises Ltd. All other product and company names mentioned herein are for identification purposes only and are the property of, and might be trademarks of, their respective owners.

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended		Year ended
	December 31,		December, 31
	2014	2013	2014	2013
	Unaudited		Unaudited
Revenues	$42,518	$41,192	$164,304	$144,958
Cost of Revenues	25,467	24,305	99,727	85,893
Gross profit	17,051	16,887	64,577	59,065
Research and development, net	1,226	925	4,750	3,706
Selling, marketing and general and administrative expenses	10,197	10,513	37,548	36,232
Litigation costs	1,553	-	1,553	-
Total operating costs and expenses	12,976	11,438	43,851	39,938
Operating income	4,075	5,449	20,726	19,127
Financial expenses, net	840	90	1,786	684
Other expenses, net	-	12	67	12
Income before taxes on income	3,235	5,347	18,873	18,431
Taxes on income	171	441	2,307	1,575
Net income	$3,064	$4,906	$16,566	$16,856
Net income attributable to non-controlling interests	(244)	(216)	(1,163)	(976)
Net income attributable to Magic Software's Shareholders	$2,820	$4,690	$15,403	$15,880

Net earnings per share attributable to Magic Software's shareholders:
Basic	$0.06	0.13	$0.36	$0.43
Diluted	$0.06	0.13	$0.36	$0.43

Weighted average number of shares used in computing net earnings per share attributable to Magic Software's shareholders:
Basic	44,172	37,081	43,288	36,835
Diluted	44,440	37,454	43,305	37,294

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP AND NON-GAAP RESULTS

STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES

U.S. dollars in thousands (except per share data)

	Three months ended		Year ended
	December 31,		December, 31
	2014	2013	2014	2013
	Unaudited		Unaudited

GAAP gross profit	$17,051	$16,887	$64,577	$59,065
Amortization of capitalized software	981	944	3,922	3,907
Amortization of other intangible assets	148	70	369	255
Stock-based compensation	10	2	30	11
Non-GAAP gross profit	$18,190	$17,903	$68,898	$63,238

GAAP operating income	$4,075	$5,449	$20,726	$19,127
Gross profit adjustments	1,139	1,016	4,321	4,173
Amortization of other intangible assets	988	1,198	3,629	3,560
Capitalization of software development	(1,021)	(1,147)	(4,267)	(4,713)
Change in valuation of contingent consideration	131	230	(1,610)	230
Stock-based compensation	159	68	1,529	314
Litigation costs	1,553	-	1,553	-
Non-GAAP operating income	$7,024	$6,814	$25,881	$22,691

GAAP net income attributable to Magic Software's shareholders	$2,820	$4,690	$15,403	$15,880
Operating income adjustments	2,949	1,365	5,155	3,564
Unwinding of discount in connection with liabilities due to acquisitions	-	45	-	310
Amortization expenses attributed to redeemable non-controlling interests	123	(49)	(149)	(164)
Deferred taxes on the above items	(271)	(80)	(72)	(83)
Non-GAAP net income attributable to Magic Software's shareholders	$5,621	$5,971	$20,337	$19,507

Non-GAAP basic net earnings per share attributable to Magic Software shareholders	$0.13	$0.16	$0.47	$0.53
Weighted average number of shares used in computing basic net earnings per share	44,172	37,081	43,288	36,835

Non-GAAP diluted net earnings per share attributable to Magic Software shareholders	$0.13	$0.16	$0.47	$0.52
Weighted average number of shares used in computing diluted net earnings per share	44,461	37,487	43,334	37,337

MAGIC SOFTWARE ENTERPRISES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2014	2013
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,515	$35,134
Available-for-sale marketable securities	11,915	854
Trade receivables, net	40,358	31,976
Other accounts receivable and prepaid expenses	3,466	5,209
Total current assets	128,254	73,173
LONG-TERM RECEIVABLES:
Severance pay fund	1,426	403
Other long-term receivables	3,959	3,792
Total long-term receivables	5,385	4,195
PROPERTY AND EQUIPMENT, NET	2,005	1,773
INTANGIBLE ASSETS AND GOODWILL, NET	88,139	87,862
TOTAL ASSETS	$223,783	$167,003

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$2,853	$1,055
Trade payables	3,865	4,149
Accrued expenses and other accounts payable	15,303	16,937
Deferred tax liability	1,648	2,567
Deferred revenues	3,391	3,294
Total current liabilities	27,060	28,002
NON-CURRENT LIABILITIES:
Long-term debt	490	2,274
Long-term deferred tax liabilty	2,399	2,204
Liabilities due to acquisition activities	474	1,396
Accrued severance pay	2,562	1,275
Total non-current liabilities	5,925	7,149
REDEEMABLE NON-CONTROLLING INTEREST	3,084	2,721
SHAREHOLDERS' EQUITY:
Magic Software Shareholders' equity	184,929	128,144
Non-controlling interests	2,785	987
Total shareholders' equity	187,714	129,131
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY	$223,783	$167,003